Exhibit 26(k)
Legal Opinion and Consent

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

April 27 2017
Board of Directors
Transamerica Premier Life Insurance Company
WRL Series Life Account
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Directors:
I have participated in the preparation and review of Post-Effective Amendment No. 3 to the Registration Statement (the "Amendment") on Form N-6 filed with the U.S. Securities and Exchange Commission (Reg. No. 333-199063) under the Securities Act of 1933 for the registration of flexible premium variable life insurance policies (the "Policies") that are funded through WRL Series Life Account (the "Separate Account," File No. 811-4420).  I have examined such documents and such law as I consider necessary and appropriate, and on the basis of such examination and consideration, it is my opinion that:
1.	Transamerica Premier Life Insurance Company has been duly organized under the laws of the State of Iowa and is a validly existing corporation.
2.	The Separate Account has been duly created and validly exists as a separate account pursuant to Iowa Insurance Law.
3.
Iowa Insurance Law Section 508A.1 provides that the portion of the assets of the Separate Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business Transamerica Premier Life Insurance Company may conduct.

4.	The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of Transamerica Premier Life Insurance Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Arthur D. Woods
Arthur D. Woods, Esq. Transamerica Premier Life Insurance Company